Exhibit 99.1

Oragenics Completes $1.17 Million Financing

FOR IMMEDIATE RELEASE

ALACHUA, FL (August 8, 2007) – Oragenics, Inc. (AMEX:ONI), a biotechnology development company, announced today that it has completed an equity based financing with a group of accredited investors that includes existing shareholders. The $1.17 million financing provides for the issuance of 4,600,000 shares of common stock at a price of $0.25 per share, with the exception of those shares purchased by Dr. Ronald P. Evens, Oragenics’ newly appointed director. Dr. Evens participated in this financing round at a price per share of $0.44, which was the Amex closing share price on July 23, 2007, the date in which Oragenics entered into a definitive agreement for the transaction with the participating investors. The Company also issued an equal number of warrants to the investors to purchase shares of common stock that will be exercisable for a period of one year at a strike price of $0.58 per share. Oragenics plans to use the funds raised to support the clinical development of the Company’s various technologies and for general corporate purposes.

As stated by Oragenics’ President and CEO, Dr. Robert Zahradnik, “The successful completion of this financing strengthens our balance sheet and provides us with the necessary capital to continue to advance clinical and preclinical work on our key development programs. This is also an important step for returning Oragenics to compliance with Amex’s continued listing standards. I appreciate the confidence that these investors have shown in the Company and in its core technologies.”

Neither the shares of common stock, nor the shares of common stock underlying the warrants are registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, the Company will file a resale registration statement with the Securities and Exchange Commission relating to the shares of common stock to be issued in the transaction and the shares of common stock to be issued upon exercise of the warrants within forty five days of the closing. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas, infectious disease and oncology. Our core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections, and weight loss. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com